EXHIBIT 99.1
FirstCash Reports Record Third Quarter Earnings Results;
Revenues Grow 68% and Net Income Increases 78% over Prior Year;
Authorizes New $100 Million Share Buyback Plan and Declares $0.33 Quarterly Cash Dividend
____________________________________________________________

Fort Worth, Texas (October 27, 2022) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions, today announced operating results for the three and nine month periods ended September 30, 2022. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.33 per share, which will be paid in November 2022, and authorized a new $100 million share repurchase plan.
Mr. Rick Wessel, chief executive officer, stated, “Our third quarter results were outstanding, with exceptionally strong pawn growth metrics in both the U.S. and Latin America which drove increases in segment income of 35% and 14%, respectively, compared to the third quarter of last year. Pawn receivables, inventories and resulting revenues are all well ahead of comparable pre-pandemic metrics at this point in 2019. The impressive pawn results, which comprised 84% of third quarter segment income, were further complemented with solid earnings from the retail POS payment solutions segment, which continues to see year-over-year revenue growth coupled with improving credit metrics.
“We again generated strong and increasing cash flows this quarter which continue to support our dividend and share repurchase programs. To date in 2022, we have now repurchased over two million shares of stock and increased our cash dividend. Additionally, the Board of Directors authorized a new $100 million share repurchase plan, furthering our commitment to shareholder returns.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2022	2021	2022	2021
Revenue	$672,143	$399,674	$679,254	$399,674
Net income	$59,316	$33,396	$61,064	$34,041
Diluted earnings per share	$1.26	$0.82	$1.30	$0.84
EBITDA (non-GAAP measure)	$119,442	$63,331	$108,848	$64,217
Weighted-average diluted shares	47,022	40,516	47,022	40,516

	Nine Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2022	2021	2022	2021
Revenue	$1,979,598	$1,197,191	$2,014,396	$1,197,191
Net income	$173,429	$95,538	$169,095	$98,007
Diluted earnings per share	$3.64	$2.34	$3.55	$2.40
EBITDA (non-GAAP measure)	$349,167	$184,072	$306,613	$187,342
Weighted-average diluted shares	47,602	40,789	47,602	40,789

Consolidated Operating Highlights
•Third quarter diluted earnings per share increased 54% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share, which excludes certain purchase accounting related adjustments as described herein, increased 55% compared to the prior-year quarter. Year-to-date diluted earnings per share increased 56% on a GAAP basis and 48% on an adjusted basis compared to the prior year.
•Net income for the third quarter increased 78% over the prior-year quarter on a GAAP basis while adjusted net income, which excludes certain purchase accounting related adjustments as described herein, increased 79% compared to the prior-year quarter. Year-to-date net income increased 82% on a GAAP basis and 73% on an adjusted basis compared to the prior year.
•Consolidated revenues totaled $672 million in the third quarter, representing a 68% increase over the prior-year quarter. Adjusted consolidated revenues, which excludes certain non-cash impacts from purchase accounting, were $679 million, up 70% over the prior-year quarter. Year-to-date consolidated revenues increased 65% on a GAAP basis and increased 68% on an adjusted basis compared to the prior year.
•EBITDA and adjusted EBITDA for the third quarter of 2022 increased 89% and 70%, respectively, compared to the prior-year quarter. For the twelve month period ended September 30, 2022, both EBITDA and adjusted EBITDA totaled $409 million, increases of 67% and 64%, respectively, over the comparable prior-year period.
•Combined pre-tax operating income from the Company’s two pawn segments increased 27% in the third quarter of 2022 compared to the prior-year quarter and represented 84% of consolidated segment profit.
•U.S. pawn segment pre-tax income for the third quarter of 2022 was $70 million, an increase of 35% over the third quarter of the prior year. These results were driven primarily by a 25% increase in pawn fee revenue compared to the prior-year quarter.
•Latin America pawn segment pre-tax income for the third quarter of 2022 was $37 million, an increase of 14% over the third quarter of the prior year (15% on a constant currency basis), reflecting continued acceleration of pawn loan demand across all markets.
•The retail POS payment solutions segment (AFF) contributed third quarter GAAP segment pre-tax income of $20 million while adjusted segment pre-tax income, which excludes non-cash purchase accounting impacts, was $28 million and increased 11% compared to the second quarter of 2022.

U.S. Pawn Segment
•Segment pre-tax operating income in the third quarter of 2022 increased by $18 million, or 35%, compared to the prior-year quarter driven primarily by increased pawn loan fees. The resulting segment pre-tax operating margin was 23% for the third quarter of 2022, an improvement over the 21% margin for the prior-year quarter.
•Year-to-date segment pre-tax operating income increased by $48 million, or 30%, compared to the prior-year period. The resulting segment pre-tax operating margin was 23% for the year-to-date period, an improvement over the 21% margin for the comparable prior-year period.
•Pawn loan fee revenue increased 25% for the third quarter of 2022, both in total and on a same-store basis, as compared to the prior-year quarter.
•Retail merchandise sales in the third quarter of 2022 increased 17% compared to the prior-year quarter. On a same store-basis, retail sales increased 16% compared to the prior-year quarter.
•Retail sales margins remained strong at 41% in the third quarter of 2022, reflecting solid demand for value-priced, pre-owned merchandise and low levels of aged inventory.
•Pawn receivables at September 30, 2022 increased 15% compared to the prior year and are now above the comparative pre-pandemic levels of September 2019. Same-store pawn receivables are also up 15% over the same point a year ago.

•Merchandise inventories increased 17% on a year-over-year basis versus the depleted levels a year ago, and we believe are now normalized to pre-COVID levels. Annualized inventory turnover was 2.7 times for the trailing twelve months ended September 30, 2022 and inventories remain well-positioned, with aged inventory (greater than one year) remaining low at 1%.
•Operating expenses increased 10% in total and 9% on a same-store basis in the third quarter of 2022 compared to the prior-year quarter and includes a 38% increase in variable compensation expense over the prior-year period as a result of the strong operating results.
•Two stores in Florida were acquired during the third quarter of 2022. Two existing store locations have been strategically relocated this year with another five relocations in progress. Additionally, the Company purchased the underlying real estate at 10 of its pawn stores during the third quarter and a total of 38 properties have been acquired year-to-date. This brings the total number of owned U.S. locations to 288, most of which have been purchased over the last five years.

Latin America Pawn Segment
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the third quarter of 2022 was 20.2 pesos / dollar, an unfavorable change of 1% versus the comparable prior-year period, and for the nine month period ended September 30, 2022 was 20.3 pesos / dollar, an unfavorable change of 1% versus the prior-year period.
•Segment pre-tax operating income for the third quarter of 2022 increased 14%, and 15% on a constant currency basis, over the prior-year quarter, driven primarily by increased pawn loan fees. The resulting pre-tax operating margin increased to 22% for the third quarter of 2022 compared to 21% in the prior-year quarter.
•Year-to-date segment pre-tax operating income increased 16% (in total and on a constant currency basis), or $13 million, compared to the prior-year period. The resulting pre-tax operating margin improved to 21% for the year-to-date period compared to 20% in the prior-year period.
•Pawn receivables were at record levels as of September 30, 2022, increasing 17% compared to the prior year both in total and on a same-store basis. The growth rates represented accelerating sequential improvement compared to the second quarter.
•Pawn loan fees increased 11%, or 12% on a constant currency basis, in the third quarter of 2022 as compared to the prior-year quarter, reflecting growth in pawn receivables. On a same-store basis, pawn loan fees increased 10%, 12% on a constant currency basis, compared to the prior-year quarter.
•Retail merchandise sales in the third quarter of 2022 remained strong as well, increasing 6%, 7% on a constant currency basis, compared to the prior-year quarter. Same-store retail merchandise sales in the third quarter of 2022 were up 5%, 7% on a constant currency basis, compared to the prior-year quarter while retail margins remained consistent at 36%.
•Annualized inventory turnover was 4.0 times for the trailing twelve months ended September 30, 2022, while inventories aged greater than one year as of September 30, 2022 remained low at 1%.
•Operating expenses increased 6% in total and 5% on a same-store basis compared to the prior-year quarter, driven in part by increased incentive compensation expense over the prior year.
•A total of nine de novo locations were opened in Latin America during the third quarter of 2022 and 28 locations have been opened year-to-date. The Company also continues to strategically relocate and/or consolidate specific acquired stores in order to upgrade the locations and increase operational efficiencies.

Retail POS Payment Solutions Segment - American First Finance (AFF)
Note: The reconciliations of GAAP revenues and earnings for this segment to adjusted revenues and earnings are provided and described in more detail in the Retail POS Payment Solutions Segment Results section of this release.
•Segment pre-tax operating income for the third quarter totaled $20 million on a GAAP basis and $28 million on an adjusted basis, which excludes non-cash purchase accounting impacts. This represents a sequential improvement over the second quarter of 2022. For the year-to-date period, segment pre-tax operating income totaled $37 million on a GAAP basis and $78 million on an adjusted basis.
•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, totaled $207 million on a GAAP basis, or $214 million on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements. Revenues for the year-to-date period totaled $591 million on a GAAP basis and $626 million on an adjusted basis.
•AFF continued to grow market share in the retail POS payment solutions space with approximately 8,600 active retail and e-commerce merchant partner locations at September 30, 2022, representing a 40% increase in active merchant locations compared to the same point last year and a 13% sequential increase. With these additions, the Company continues to realize increased diversification of its key merchant relationships and market verticals.
•Combined leased merchandise and finance receivables outstanding at September 30, 2022, excluding the impacts of purchase accounting, increased 8% compared to the same point last year.
•Gross volume from originated LTO and POS financing transactions totaled $221 million for the third quarter of 2022, which represents an increase of 2% compared to pre-acquisition results in the third quarter of 2021. Gross transaction volume was driven by the continued growth in retail partner locations and online originations, partially offset by the slowdown in consumer foot traffic and spending in many of AFF’s merchant partner retail locations.
•AFF saw sequential improvement in many key credit metrics during the third quarter as compared to the second quarter. The net charge-off rate (principal charge-offs as a percentage of average merchandise on lease) on the core leased merchandise portfolio for the quarter was 13.6% which was below comparative pre-pandemic charge-off rates for the third quarters of 2018 and 2019. Other credit metrics during the quarter, including delinquencies and first payment default rates, saw sequential third quarter improvement and continued to be within the range of historical pre-COVID metrics.
•Lease and loan loss provisioning for third quarter 2022 transaction originations continued to reflect the historical pre-COVID credit environment supplemented with an additional provisioning overlay given the current macroeconomic environment, adding a further conservative element to the expected lifetime loss estimates.

Cash Flow and Liquidity
•The Company generated $326 million in cash flow from operations and $173 million in adjusted free cash flow during the nine months ended September 30, 2022, which represented year-over-year increases of 136% and 374%, respectively.
•For the trailing twelve months ended September 30, 2022, cash flow from operations totaled $411 million while adjusted free cash flow was $251 million, representing year-over-year increases of 125% and 644%, respectively.
•The Company’s strong liquidity position at September 30, 2022 includes cash balances of $101 million and ample borrowing capacity under its bank lines of credit. Year-to-date, the Company has utilized its cash flows and liquidity to fund significant growth in pawn receivables and inventories, strategically purchase $78 million of underlying real estate at 38 pawn store locations, pay dividends that total $44 million and repurchase $140 million of its stock, as further discussed below.

•In August 2022, the Company amended its unsecured credit facility to increase the total lender commitment from $500 million to $590 million with three new banks added to the commercial bank lending group. In addition, the term of the facility was extended through August 30, 2027, and certain financial covenants were favorably amended. The current leverage ratio, as calculated in the amended facility, is 3.0 to 1, which is below the permitted leverage ratio of 3.5 times EBITDA and is consistent with the leverage ratio in the prior sequential quarter.

Shareholder Returns
•The Company repurchased 686,000 shares of common stock during the third quarter of 2022 at an aggregate cost of $52 million and an average cost per share of $75.88. Year-to-date, through the date of this release, the Company has repurchased 2,204,000 shares of common stock at an aggregate cost of $158 million and an average cost per share of $71.63. The Company has approximately $14 million remaining under the share repurchase program authorized in April 2022.
•On October 26, 2022, the Board of Directors approved a new share repurchase authorization of up to $100 million to become effective upon the completion of the current authorization. Future share repurchases are subject to expected liquidity, acquisition opportunities, debt covenant restrictions and other relevant factors.
•The Board of Directors declared a $0.33 per share fourth quarter cash dividend on common shares outstanding which will be paid on November 30, 2022 to stockholders of record as of November 15, 2022. This represents an annualized dividend of $1.32 per share. Any future dividends are subject to approval by the Company’s Board of Directors.

2022 Outlook
The Company outlook for 2022 remains very positive as it continues to expect significant year-over-year revenue and earnings growth based on the first nine-months results and current trends. Anticipated conditions and trends for the remainder of the year include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver for 2022 as the Company expects segment income from the combined U.S. and Latin America pawn segments will be approximately 80% of total adjusted segment level pre-tax income.
•Inflationary economic environments have historically driven increased customer demand for both pawn loans and value-priced merchandise offered in pawn stores.
◦Cash fundings to customers (new pawns and direct purchases of merchandise from customers) in both the U.S. and Latin America remain exceptionally robust, with October fundings above comparative pre-pandemic levels in 2019 and continued double-digit growth in same-store pawn receivables over last year.
◦October retail sales results continue to be strong as well, with month-to-date same-store sales up 7% in the U.S. and over 10% in Latin America over the comparative prior-year period.
•Pawn merchandise inventories remain well-positioned, having normalized to pre-COVID levels with very limited amounts of aged inventory, which continue to drive retail margins at or above historical levels.
•The Company continues to expect up to 60 new store additions in 2022 through a combination of de novo openings and acquisitions.
•The current trading level for the Mexican peso to the U.S. dollar is approximately 19.9 to 1. Each full point change in the exchange rate of the peso represents an approximate $0.08 to $0.10 annual impact on earnings per share.

AFF Operations:
•Despite macroeconomic retail headwinds, the Company expects AFF to see continued growth in gross transaction volumes, primarily from increased merchant door counts. Revenues are anticipated to grow as well, given the 8% year-over-year increase in beginning Q4 2022 gross leased merchandise and finance receivable balances.
•AFF’s estimated lease and loan loss provisioning for the remainder of the year is expected to reflect higher, pre-pandemic loss rates with additional provisioning overlay for certain portfolios given the current macroeconomic environment. As a reminder, AFF utilizes a lease and loan reserve methodology that reflects expected lifetime losses on its portfolios. The initial lifetime lease and loan loss reserve is established in the month that the transactions are originated and is updated monthly thereafter if there are changes in estimated future losses based upon actual performance trends.

Tax Rate:
•The consolidated effective income tax rate for the nine months ended September 30, 2022 was 21.9%, which included a $4.3 million permanent tax benefit related to the gain on revaluation of contingent acquisition consideration. Excluding the permanent tax benefit, the adjusted effective income tax rate was 23.8% for the nine months ended September 30, 2022.
•For the full year of 2022, the adjusted effective income tax rate (excluding the permanent tax benefit described above) under current tax codes in the U.S. and Latin America is expected to range from 23% to 24%.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s third quarter operating performance, “The third quarter operating results demonstrate the long-term resiliency of our core pawn operations as evidenced by the revenue and earnings growth seen this year in both the U.S. and Latin America pawn segments. Coupled with the solid performance of AFF, we continued to post accelerating growth in revenues and profitability despite uncertain economic conditions.

“Pawn remains by far our primary revenue and profitability driver, which positions us extremely well in the current economic environment. Demand for pawn loans remained strong during the third quarter in the U.S. and Latin America as the inflationary environment and tightening of subprime consumer credit drove same-store pawn fee growth of 25% and 12%, respectively, during the third quarter. Given the current strength of pawn receivables thus far in October, we expect to see continued double-digit growth rate in pawn fees for the fourth quarter.

“Retail sales in our pawn stores during the third quarter were strong as well, evidenced by the 16% increase in same-store sales in the U.S. and a 7% increase in Latin America, with retail margins at or above historical averages in both markets. These retail results reflect FirstCash’s recognized positioning in the current climate as a deep value retail destination, and we believe we are well-positioned for continued growth in retail sales during the key holiday shopping season.

“With regard to the retail POS payment solutions segment, AFF continues to execute a balanced approach for meeting merchant funding expectations while ensuring that the lease and loan portfolios remain healthy in a market environment where both retail demand, especially in the furniture vertical, and consumer strength are softer. With AFF now part of a larger, more diversified FirstCash enterprise, AFF is better positioned with its merchants as a more consistent partner in terms of resources, capital and the ability to take a long-term approach for driving success. We believe our merchant partners continue to value AFF’s results, as reflected in our continued year-over-year growth in application volume and significant net new door additions.

“To date this year, AFF has achieved growth in applications, originations, revenue and gross profit while maintaining consistency in the lease and loan loss reserves. Most importantly, credit performance this year continues to remain in line with our expectations. In a market that is seen to be tightening more recently, AFF believes its decision to prudently reserve for credit losses and stay in front of the economic trends at hand have paid off.

“The Company’s strong cash flows and balance sheet continue to provide liquidity for growth investments and shareholder returns. In particular, we continue to pursue pawn acquisition opportunities in both the U.S. and Latin America while continuing to repurchase our stock and pay dividends. The majority of our long-term financing is unsecured fixed rate debt at below-market rates with maturities not beginning until 2028 and after. Our long-term capital structure and liquidity was further enhanced in the third quarter with the long-term extension and upsizing of our unsecured commercial bank line of credit.

“In summary, we believe we have tremendous revenue and earnings momentum entering the fourth quarter and expect continued growth for the remainder of the year. More importantly, we believe there are continued long-term opportunities for growth and shareholder returns,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,800 pawn stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 8,600 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks related to the AFF transaction, including the failure of the transaction to deliver the estimated value and benefits expected by the Company, the incurrence of unexpected future costs, liabilities or obligations as a result of the transaction, the effect of the transaction on the ability of the Company to retain and hire personnel and maintain relationships with retail partners, consumers and others with whom the Company and AFF do business; the ability of the Company to successfully integrate AFF’s operations; the ability of the Company to successfully implement its plans, forecasts and other expectations with respect to AFF’s business; risks associated with the legal and regulatory proceedings that the Company is a party to, or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company, the putative shareholder securities class action lawsuit filed against the Company, and the California private lawsuits filed against the Company; risks related to the regulatory environment in which the Company operates; general economic risks, including the contributory effects of the COVID-19 pandemic; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own and retail finance products; labor shortages and increased labor costs; inflation; rising interest rates; a deterioration in the economic conditions in the United States and Latin America which potentially could have an impact on discretionary consumer spending; currency fluctuations, primarily involving the Mexican peso; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Retail merchandise sales	$300,899	$268,726	$901,975	$806,335
Pawn loan fees	145,727	121,365	411,613	346,796
Leased merchandise income	158,089	—	455,736	—
Interest and fees on finance receivables	48,846	—	135,039	—
Wholesale scrap jewelry sales	18,582	9,583	75,235	44,060
Total revenue	672,143	399,674	1,979,598	1,197,191

Cost of revenue:
Cost of retail merchandise sold	182,199	158,057	543,722	468,634
Depreciation of leased merchandise	86,519	—	262,830	—
Provision for lease losses	31,916	—	109,771	—
Provision for loan losses	31,956	—	83,453	—
Cost of wholesale scrap jewelry sold	16,261	8,528	64,371	37,657
Total cost of revenue	348,851	166,585	1,064,147	506,291

Net revenue	323,292	233,089	915,451	690,900

Expenses and other income:
Operating expenses	185,547	138,619	539,398	415,071
Administrative expenses	36,951	30,208	110,882	88,605
Depreciation and amortization	25,971	11,217	77,495	32,731
Interest expense	18,282	7,961	50,749	22,389
Interest income	(206)	(143)	(1,104)	(420)
Loss (gain) on foreign exchange	255	558	(198)	248
Merger and acquisition expenses	733	12	1,712	1,264
Gain on revaluation of contingent acquisition consideration	(19,800)	—	(82,789)	—
Other expenses (income), net	164	361	(2,721)	1,640
Total expenses and other income	247,897	188,793	693,424	561,528

Income before income taxes	75,395	44,296	222,027	129,372

Provision for income taxes	16,079	10,900	48,598	33,834

Net income	$59,316	$33,396	$173,429	$95,538

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,		December 31,
	2022	2021	2021
ASSETS
Cash and cash equivalents	$100,620	$49,907	$120,046
Accounts receivable, net	58,435	43,492	55,356
Pawn loans	404,227	348,993	347,973
Finance receivables, net (1)	111,945	—	181,021
Inventories	295,428	254,260	263,311
Leased merchandise, net (1)	132,097	—	143,944
Prepaid expenses and other current assets	38,322	14,793	17,707
Total current assets	1,141,074	711,445	1,129,358

Property and equipment, net	535,584	411,042	462,526
Operating lease right of use asset	299,052	300,040	306,061
Goodwill	1,523,699	1,014,052	1,536,178
Intangible assets, net	345,512	83,019	388,184
Other assets	9,133	8,413	8,531
Deferred tax assets, net	6,906	5,472	5,614
Total assets	$3,860,960	$2,533,483	$3,836,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$175,964	$88,151	$244,327
Customer deposits and prepayments	63,066	46,702	57,310
Lease liability, current	91,115	89,502	90,570
Total current liabilities	330,145	224,355	392,207

Revolving unsecured credit facilities	338,000	246,000	259,000
Senior unsecured notes	1,035,226	493,499	1,033,904
Deferred tax liabilities, net	155,263	78,191	126,098
Lease liability, non-current	197,171	197,618	203,166
Other liabilities	—	—	13,950
Total liabilities	2,055,805	1,239,663	2,028,325

Stockholders’ equity:
Common stock	573	493	573
Additional paid-in capital	1,732,500	1,222,432	1,724,956
Retained earnings	995,669	849,438	866,679
Accumulated other comprehensive loss	(127,366)	(125,761)	(131,299)
Common stock held in treasury, at cost	(796,221)	(652,782)	(652,782)
Total stockholders’ equity	1,805,155	1,293,820	1,808,127
Total liabilities and stockholders’ equity	$3,860,960	$2,533,483	$3,836,452

Certain amounts in the consolidated balance sheets as of September 30, 2021 and December 31, 2021 have been reclassified in order to conform to the 2022 presentation.

(1)See reconciliation of reported AFF earning asset balances to AFF earning asset balances adjusted to exclude the impacts of purchase accounting in the “Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expense of pawn-store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expense of certain operations focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

U.S. Pawn Segment Results

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the U.S. pawn segment, as of September 30, 2022 as compared to September 30, 2021 (dollars in thousands, except as otherwise noted):

	As of September 30,
	2022	2021	Increase
U.S. Pawn Segment
Earning assets:
Pawn loans	$279,645	$242,825	15%
Inventories	204,359	175,047	17%
	$484,004	$417,872	16%

Average outstanding pawn loan amount (in ones)	$232	$208	12%

Composition of pawn collateral:
General merchandise	32%	36%
Jewelry	68%	64%
	100%	100%

Composition of inventories:
General merchandise	43%	48%
Jewelry	57%	52%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.7 times	2.9 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the three months ended September 30, 2022 as compared to the three months ended September 30, 2021 (dollars in thousands):

	Three Months Ended
	September 30,
	2022	2021	Increase
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$195,854	$167,257	17%
Pawn loan fees	96,222	76,674	25%
Wholesale scrap jewelry sales	12,956	4,168	211%
Total revenue	305,032	248,099	23%

Cost of revenue:
Cost of retail merchandise sold	114,899	93,326	23%
Cost of wholesale scrap jewelry sold	11,338	3,778	200%
Total cost of revenue	126,237	97,104	30%

Net revenue	178,795	150,995	18%

Segment expenses:
Operating expenses	102,508	93,247	10%
Depreciation and amortization	5,806	5,662	3%
Total segment expenses	108,314	98,909	10%

Segment pre-tax operating income	$70,481	$52,086	35%

Operating metrics:
Retail merchandise sales margin	41%	44%
Net revenue margin	59%	61%
Segment pre-tax operating margin	23%	21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 (dollars in thousands):

	Nine Months Ended
	September 30,
	2022	2021	Increase
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$596,165	$530,468	12%
Pawn loan fees	274,304	220,013	25%
Wholesale scrap jewelry sales	45,153	20,217	123%
Total revenue	915,622	770,698	19%

Cost of revenue:
Cost of retail merchandise sold	349,007	295,455	18%
Cost of wholesale scrap jewelry sold	39,150	16,678	135%
Total cost of revenue	388,157	312,133	24%

Net revenue	527,465	458,565	15%

Segment expenses:
Operating expenses	302,572	282,068	7%
Depreciation and amortization	17,261	16,391	5%
Total segment expenses	319,833	298,459	7%

Segment pre-tax operating income	$207,632	$160,106	30%

Operating metrics:
Retail merchandise sales margin	41%	44%
Net revenue margin	58%	59%
Segment pre-tax operating margin	23%	21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	September 30,		Favorable /
	2022	2021	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	20.3	20.3	—%
Three months ended	20.2	20.0	(1)%
Nine months ended	20.3	20.1	(1)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.9	7.7	(3)%
Three months ended	7.8	7.7	(1)%
Nine months ended	7.7	7.7	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,532	3,835	(18)%
Three months ended	4,375	3,844	(14)%
Nine months ended	4,068	3,696	(10)%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America pawn segment, as of September 30, 2022 as compared to September 30, 2021 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				September 30,
	As of September 30,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Earning assets:
Pawn loans	$124,582	$106,168	17%	$124,711	17%
Inventories	91,069	79,213	15%	91,167	15%
	$215,651	$185,381	16%	$215,878	16%

Average outstanding pawn loan amount (in ones)	$79	$76	4%	$79	4%

Composition of pawn collateral:
General merchandise	69%	68%
Jewelry	31%	32%
	100%	100%

Composition of inventories:
General merchandise	71%	67%
Jewelry	29%	33%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.0 times	4.2 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the three months ended September 30, 2022 as compared to the three months ended September 30, 2021 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			September 30,
	September 30,		Increase /	2022	Increase
	2022	2021	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$107,591	$101,469	6%	$108,808	7%
Pawn loan fees	49,505	44,691	11%	50,067	12%
Wholesale scrap jewelry sales	5,626	5,415	4%	5,626	4%
Total revenue	162,722	151,575	7%	164,501	9%

Cost of revenue:
Cost of retail merchandise sold	68,642	64,731	6%	69,415	7%
Cost of wholesale scrap jewelry sold	4,923	4,750	4%	4,977	5%
Total cost of revenue	73,565	69,481	6%	74,392	7%

Net revenue	89,157	82,094	9%	90,109	10%

Segment expenses:
Operating expenses	47,979	45,372	6%	48,527	7%
Depreciation and amortization	4,566	4,591	(1)%	4,630	1%
Total segment expenses	52,545	49,963	5%	53,157	6%

Segment pre-tax operating income	$36,612	$32,131	14%	$36,952	15%

Operating metrics:
Retail merchandise sales margin	36%	36%		36%
Net revenue margin	55%	54%		55%
Segment pre-tax operating margin	22%	21%		22%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 (dollars in thousands):

				Constant Currency Basis
				Nine Months
				Ended
	Nine Months Ended			September 30,
	September 30,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$308,356	$275,867	12%	$310,446	13%
Pawn loan fees	137,309	126,783	8%	138,244	9%
Wholesale scrap jewelry sales	30,082	23,843	26%	30,082	26%
Total revenue	475,747	426,493	12%	478,772	12%

Cost of revenue:
Cost of retail merchandise sold	196,057	173,179	13%	197,379	14%
Cost of wholesale scrap jewelry sold	25,221	20,979	20%	25,394	21%
Total cost of revenue	221,278	194,158	14%	222,773	15%

Net revenue	254,469	232,335	10%	255,999	10%

Segment expenses:
Operating expenses	141,574	133,003	6%	142,553	7%
Depreciation and amortization	13,520	13,388	1%	13,642	2%
Total segment expenses	155,094	146,391	6%	156,195	7%

Segment pre-tax operating income	$99,375	$85,944	16%	$99,804	16%

Operating metrics:
Retail merchandise sales margin	36%	37%		36%
Net revenue margin	53%	54%		53%
Segment pre-tax operating margin	21%	20%		21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

The Company completed the AFF acquisition on December 17, 2021, and the results of operations of AFF have been consolidated since the acquisition date. As a result of purchase accounting, AFF’s as reported earning assets, consisting of leased merchandise and finance receivables, contain significant fair value adjustments. The fair value adjustments will be amortized over the life of the lease contracts and finance receivables acquired at the time of acquisition, which is approximately one year from the date of the acquisition. The Company expects the fair value adjustments impacting AFF’s earning assets and segment earnings will be minimal in 2023 and beyond.

The following table provides a detail of leased merchandise as reported and as adjusted to exclude the impacts of purchase accounting as of September 30, 2022 (in thousands):

	As of September 30, 2022
	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Leased merchandise, before allowance for lease losses (1)	$210,703	$6,709	$217,412
Less allowance for lease losses	(78,020)	(7,610)	(85,630)
Leased merchandise, net (2)	$132,683	$(901)	$131,782

(1)As reported acquired leased merchandise was recorded at fair value (which includes estimates for charge-offs) in conjunction with purchase accounting. Adjustment represents the difference between the original depreciated cost and fair value of the remaining acquired leased merchandise.

(2)Includes $0.6 million of intersegment transactions related to U.S. pawn stores offering AFF’s LTO payment solution as a payment option in its stores that are eliminated upon consolidation.

The following table provides a detail of finance receivables as reported and as adjusted to exclude the impacts of purchase accounting as of September 30, 2022 (in thousands):

	As of September 30, 2022
	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Finance receivables, before allowance for loan losses (1)	$190,358	$(7,858)	$182,500
Less allowance for loan losses	(78,413)	—	(78,413)
Finance receivables, net	$111,945	$(7,858)	$104,087

(1)As reported acquired finance receivables was recorded at fair value in conjunction with purchase accounting. Adjustment represents the difference between the original amortized cost basis and fair value of the remaining acquired finance receivables.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the three months ended September 30, 2022 (in thousands):

	Three Months Ended September 30, 2022
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$158,089	$—	$158,089
Interest and fees on finance receivables	48,846	7,111	55,957
Total revenue	206,935	7,111	214,046

Cost of revenue:
Depreciation of leased merchandise	86,703	(839)	85,864
Provision for lease losses	32,350	—	32,350
Provision for loan losses	31,956	—	31,956
Total cost of revenue	151,009	(839)	150,170

Net revenue	55,926	7,950	63,876

Segment expenses:
Operating expenses	35,060	—	35,060
Depreciation and amortization	775	—	775
Total segment expenses	35,835	—	35,835

Segment pre-tax operating income	$20,091	$7,950	$28,041

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the nine months ended September 30, 2022 (in thousands):

	Nine Months Ended September 30, 2022
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$455,736	$—	$455,736
Interest and fees on finance receivables	135,039	34,798	169,837
Total revenue	590,775	34,798	625,573

Cost of revenue:
Depreciation of leased merchandise	263,014	(6,796)	256,218
Provision for lease losses	110,205	—	110,205
Provision for loan losses	83,453	—	83,453
Total cost of revenue	456,672	(6,796)	449,876

Net revenue	134,103	41,594	175,697

Segment expenses:
Operating expenses	95,252	—	95,252
Depreciation and amortization	2,156	—	2,156
Total segment expenses	97,408	—	97,408

Segment pre-tax operating income	$36,695	$41,594	$78,289

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. pawn segment, Latin America pawn segment and retail POS payment solutions segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. pawn	$70,481	$52,086	$207,632	$160,106
Latin America pawn	36,612	32,131	99,375	85,944
Retail POS payment solutions (1)	20,091	—	36,695	—
Intersegment eliminations (2)	(586)	—	(586)	—
Consolidated segment pre-tax operating income	126,598	84,217	343,116	246,050

Corporate expenses and other income:
Administrative expenses	36,951	30,208	110,882	88,605
Depreciation and amortization	14,824	964	44,558	2,952
Interest expense	18,282	7,961	50,749	22,389
Interest income	(206)	(143)	(1,104)	(420)
Loss (gain) on foreign exchange	255	558	(198)	248
Merger and acquisition expenses	733	12	1,712	1,264
Gain on revaluation of contingent acquisition consideration	(19,800)	—	(82,789)	—
Other expenses (income), net	164	361	(2,721)	1,640
Total corporate expenses and other income	51,203	39,921	121,089	116,678

Income before income taxes	75,395	44,296	222,027	129,372

Provision for income taxes	16,079	10,900	48,598	33,834

Net income	$59,316	$33,396	$173,429	$95,538

(1)The AFF segment results are significantly impacted by certain purchase accounting adjustments as noted in the retail POS payment solutions segment results of operations above. Adjusted retail POS payment solutions segment pre-tax operating income excluding such purchase accounting adjustments was $28 million and $78 million for the three and nine months ended September 30, 2022, respectively.

(2)Represents the elimination of intersegment transactions related to U.S. pawn stores offering AFF’s LTO payment solution as a payment option in its stores. Intersegment retail merchandise sales of $2.5 million, cost of retail merchandise sold of $1.3 million, depreciation of leased merchandise of $0.2 million and provision for lease losses of $0.4 million for the three and nine months ended September 30, 2022, respectively, were eliminated.

FIRSTCASH HOLDINGS, INC.
OPERATIONS AND LOCATIONS

As of September 30, 2022, the Company operated 2,839 pawn store locations comprised of 1,076 stores in 25 U.S. states and the District of Columbia, 1,674 stores in 32 states in Mexico, 60 stores in Guatemala, 15 stores in Colombia and 14 stores in El Salvador.

The following tables detail pawn store count activity for the three and nine months ended September 30, 2022:

	Three Months Ended September 30, 2022
	U.S.	Latin America	Total
Total locations, beginning of period	1,076	1,758	2,834
New locations opened	—	9	9
Locations acquired	2	—	2
Consolidation of existing pawn locations (1)	(2)	(4)	(6)
Total locations, end of period	1,076	1,763	2,839

	Nine Months Ended September 30, 2022
	U.S.	Latin America	Total
Total locations, beginning of period	1,081	1,744	2,825
New locations opened (2)	—	28	28
Locations acquired	3	—	3
Consolidation of existing pawn locations (1)	(8)	(9)	(17)
Total locations, end of period	1,076	1,763	2,839

(1)Store consolidations were primarily acquired locations over the past six years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

(2)In addition to new store openings, the Company strategically relocated two stores in the U.S. and one store in Latin America during the nine months ended September 30, 2022.

As of September 30, 2022, AFF provided LTO and retail POS solutions for consumer goods and services through a nationwide network of approximately 8,600 active retail merchant partner locations.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF and the impacts of purchase accounting with respect to the AFF acquisition, in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above- or below-market lease liabilities of Cash America which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022		2021		2022		2021
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$59,316	$1.26	$33,396	$0.82	$173,429	$3.64	$95,538	$2.34
Adjustments, net of tax:
Merger and acquisition expenses	564	0.01	8	—	1,317	0.03	950	0.02
Non-cash foreign currency loss (gain) related to lease liability	251	0.01	359	0.01	(245)	(0.01)	256	0.01
AFF purchase accounting adjustments (1)	17,036	0.36	—	—	64,772	1.36	—	—
Gain on revaluation of contingent acquisition consideration (2)	(16,229)	(0.34)	—	—	(68,083)	(1.43)	—	—
Other expenses (income), net (3)	126	—	278	0.01	(2,095)	(0.04)	1,263	0.03
Adjusted net income and diluted earnings per share	$61,064	$1.30	$34,041	$0.84	$169,095	$3.55	$98,007	$2.40

(1)See detail of the AFF purchase accounting adjustments in tables below.

(2)The seller of AFF has the right to receive up to $250 million and $50 million of earnout consideration if AFF achieves certain adjusted EBITDA targets through December 31, 2022 and June 30, 2023, respectively, and has the right to receive up to $75 million of additional consideration based on the performance of the Company’s stock through February 28, 2023. The Company estimated the fair value of this contingent consideration as of the acquisition date with subsequent changes in the fair value recognized in the consolidated statements of income. Given the macro-driven slowdown in origination activity compared to the forecasts at the time the AFF acquisition was negotiated last summer, the Company no longer expects to pay any material amount of the earnout component of the contingent consideration while the fair value of the stock-based contingent consideration is approximately $27 million as of September 30, 2022.

(3)For the nine months ended September 30, 2022, primarily includes a $2 million gain, net of tax, recognized as a result of a cash distribution received from a non-operating investment acquired in conjunction with the Cash America merger. The Company has elected to exclude the gain from adjusted earnings given the non-operating nature of the income.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended September 30,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$733	$169	$564	$12	$4	$8
Non-cash foreign currency loss related to lease liability	359	108	251	513	154	359
AFF purchase accounting adjustments (1)	22,125	5,089	17,036	—	—	—
Gain on revaluation of contingent acquisition consideration	(19,800)	(3,571)	(16,229)	—	—	—
Other expenses (income), net	164	38	126	361	83	278
Total adjustments	$3,581	$1,833	$1,748	$886	$241	$645

	Nine Months Ended September 30,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$1,712	$395	$1,317	$1,264	$314	$950
Non-cash foreign currency (gain) loss related to lease liability	(350)	(105)	(245)	366	110	256
AFF purchase accounting adjustments (1)	84,120	19,348	64,772	—	—	—
Gain on revaluation of contingent acquisition consideration	(82,789)	(14,706)	(68,083)	—	—	—
Other expenses (income), net	(2,721)	(626)	(2,095)	1,640	377	1,263
Total adjustments	$(28)	$4,306	$(4,334)	$3,270	$801	$2,469

(1)The following table details AFF purchase accounting adjustments for the three and nine months ended September 30, 2022 (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value premium on acquired finance receivables	$7,111	$1,635	$5,476	$34,798	$8,004	$26,794
Amortization of fair value premium on acquired leased merchandise	839	194	645	6,796	1,564	5,232
Amortization of acquired intangible assets	14,175	3,260	10,915	42,526	9,780	32,746
Total AFF purchase accounting adjustments	$22,125	$5,089	$17,036	$84,120	$19,348	$64,772

The fair value premium on acquired finance receivables and leased merchandise was a result of recognizing these acquired assets at fair value in purchase accounting, the amortization of which is non-cash. There is approximately $8 million of fair value premium and other purchase accounting adjustments related to acquired finance receivables remaining and $1 million of fair value premium and other purchase accounting adjustments related to acquired leased merchandise remaining, which are expected to be substantially amortized by the end of 2022. The acquired intangible assets will be amortized through 2028.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2022	2021	2022	2021	2022	2021
Net income	$59,316	$33,396	$173,429	$95,538	$202,800	$128,264
Provision for income taxes	16,079	10,900	48,598	33,834	56,357	44,215
Depreciation and amortization	25,971	11,217	77,495	32,731	90,670	43,412
Interest expense	18,282	7,961	50,749	22,389	60,746	29,780
Interest income	(206)	(143)	(1,104)	(420)	(1,380)	(751)
EBITDA	119,442	63,331	349,167	184,072	409,193	244,920
Adjustments:
Merger and acquisition expenses	733	12	1,712	1,264	15,897	2,371
Non-cash foreign currency loss (gain) related to lease liability	359	513	(350)	366	(72)	(1,890)
AFF purchase accounting adjustments (1)	7,950	—	41,594	—	87,956	—
Gain on revaluation of contingent acquisition consideration	(19,800)	—	(82,789)	—	(100,660)	—
Other expenses (income), net	164	361	(2,721)	1,640	(3,412)	4,046
Adjusted EBITDA	$108,848	$64,217	$306,613	$187,342	$408,902	$249,447

(1)Excludes $14 million, $43 million and $45 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months, nine months and trailing twelve months ended September 30, 2022, respectively, which is included in the add back of depreciation and amortization to net income used to calculate EBITDA.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2022	2021	2022	2021	2022	2021
Cash flow from operating activities	$99,031	$24,101	$325,798	$137,850	$411,252	$182,748
Cash flow from certain investing activities:
Pawn loans, net (1)	(42,442)	(62,145)	(74,707)	(70,637)	(77,410)	(109,569)
Finance receivables, net	(26,088)	—	(49,634)	—	(55,478)	10
Purchases of furniture, fixtures, equipment and improvements	(9,944)	(10,583)	(29,630)	(31,608)	(40,044)	(41,298)
Free cash flow	20,557	(48,627)	171,827	35,605	238,320	31,891
Merger and acquisition expenses paid, net of tax benefit	564	8	1,317	950	12,239	1,790
Adjusted free cash flow	$21,121	$(48,619)	$173,144	$36,555	$250,559	$33,681

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics adjusted to exclude the impacts of purchase accounting provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables above for additional reconciliations of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Additionally, the following table provides a reconciliation of consolidated total revenue presented in accordance with GAAP to adjusted total revenue, which excludes the impacts of purchase accounting (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Total revenue, as reported	$672,143	$399,674	$1,979,598	$1,197,191
AFF purchase accounting adjustments (1)	7,111	—	34,798	—
Adjusted total revenue	$679,254	$399,674	$2,014,396	$1,197,191

(1)Adjustment relates to the net amortization of the fair value premium on acquired finance receivables, which is recognized as an adjustment to interest income on an effective yield basis over the lives of the acquired finance receivables. See the retail POS payment solutions segment tables above for additional segment level reconciliations.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com